Domino’s, Inc. Announces Acceptance of $206.7 Million of Notes in

Tender Offer for its 10 3/8% Senior Subordinated Notes Due 2009

ANN ARBOR, Michigan – June 25, 2003 – Domino’s, Inc. announced today that its tender offer for all of its outstanding 10 3/8% Senior Subordinated Notes due 2009 (the “Notes”) expired at 5:00 p.m. New York City time, on June 24, 2003, and that it has accepted for payment and will purchase all Notes validly tendered pursuant to the tender offer and not withdrawn prior to such expiration. According to The Bank of New York, the depositary for the tender offer, approximately $206.7 million in aggregate principal amount of the Notes were validly tendered and not withdrawn. The holders of the tendered Notes who tendered their Notes prior to 5:00 p.m. New York City time on June 10, 2003, the consent payment deadline, will receive $1,098.95 per $1,000 principal amount of the Notes, plus accrued interest on the tendered Notes up to, but not including, the date of payment of the Notes, which is expected to be Wednesday, June 25, 2003. Holders who tendered their Notes after the consent payment deadline will receive $1,078.95 per $1,000 principal amount of the Notes, plus accrued interest on the tendered Notes up to, but not including, the date of payment of the Notes.

Following the purchase of the Notes accepted in the tender offer, approximately $11.2 million in aggregate principal amount of the Notes will remain outstanding and are scheduled to mature on January 15, 2009. The aggregate cost to purchase the Notes tendered pursuant to the tender offer was approximately $236.7 million.

J.P. Morgan Securities Inc. acted as Dealer Manager and Solicitation Agent, MacKenzie Partners, Inc. acted as the Information Agent and The Bank of New York acted as the Depositary for the tender offer and the related consent solicitation. Persons with questions regarding the tender offer or the consent solicitation should contact J.P. Morgan Securities Inc., Attention: Spencer Alstodt, at 270 Park Avenue, New York, New York 10017, telephone number (212) 270-1100 or MacKenzie Partners, Inc., the information agent, at 105 Madison Avenue, New York, New York 10016. The information agent may be telephoned toll-free at (800) 322-2885.

About Domino’s:

Founded in 1960, Domino’s Pizza operates a network of 7,253 company-owned and franchised stores in the United States and more than 50 countries, and is the recognized leader in pizza delivery. Domino’s Pizza was named “Chain of the Year” for 2003 by Pizza Today magazine, the leading publication of the pizza industry. Domino’s website, containing information in English and Spanish, can be found at www.dominos.com.

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Domino’s Contacts:

Lynn Liddle, Executive V.P., Communications & Investor Relations, (734) 930-3008

Tim McIntyre, V.P., Corporate Communications, (734) 930-3563

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995:

Certain statements contained in this release are forward-looking and involve risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such forward-looking statements. Among these risks and uncertainties are competitive factors, increases in our operating costs, ability to retain our key personnel, our substantial leverage, ability to implement our growth and cost-saving strategies, industry trends and general economic conditions, adequacy of insurance coverage and other factors, all of which are described in our most recent annual report on Form 10-K, quarterly reports on Form 10-Q and other filings made with the Securities and Exchange Commission. We do not undertake to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.